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                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary proxy statement                               Rule 14a-6(e)(2))

/ / Definitive proxy statement

/ / Definitive additional materials

/x/ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

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(3)      Filing party: ____________________

(4)      Date filed: _________________

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FOR IMMEDIATE RELEASE
---------------------
                                Contact: George Sard/Anna Cordasco/Paul Caminiti
                                                             Sard Verbinnen & Co
                                                                    212/687-8080


                   BROOKE ANNOUNCES COMPREHENSIVE ECONOMIC AND
                CORPORATE GOVERNANCE PLATFORM FOR RJR BOARD SLATE
         ---------------------------------------------------------------

        RONALD FULFORD, HEAD OF IMPERIAL TOBACCO, WOULD RUN RJR TOBACCO;
         DALE HANSON, FORMER HEAD OF CALPERS, IS TENTH RJR BOARD NOMINEE


     MIAMI, FL, FEBRUARY 21, 1996 -- Brooke Group Ltd. (NYSE: BGL) today announced that the slate of directors it has proposed to replace the RJR Nabisco (NYSE: RN) Board at the 1996 Annual Meeting of Shareholders will be committed to a comprehensive economic and corporate governance platform that will benefit all RJR Nabisco shareholders. In a preliminary SEC filing, Brooke said its nominees are committed to a three-part platform: immediately spin off Nabisco, revitalize the tobacco business, and improve corporate governance.


o    IMMEDIATELY SPIN OFF NABISCO

     Brooke's nominees will immediately declare a spinoff of Nabisco (NYSE: NA) to RJR Nabisco shareholders. Neither Brooke Group nor any of its affiliates will exercise any management control over Nabisco (NYSE: NA).


o    REVITALIZE TOBACCO BUSINESS

     Ronald Fulford to Run RJR Tobacco -- Brooke has hired Ronald S. Fulford, executive chairman of Hanson PLC's Imperial Tobacco, to serve as chief executive officer of RJR Tobacco. Fulford, who resigned today from Hanson, has engineered a dramatic turnaround since 1987 at Britain's second largest tobacco maker, tripling profits and productivity, while sharply cutting costs, improving margins, and increasing market share.

     Higher Dividend -- Brooke's nominees will adopt a dividend policy for RJR under which at least 60% of the net cash flow of RJR Tobacco will be declared as cash dividends to shareholders, initially producing an annual dividend of approximately $2.00 per share.

                                    - more -


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                                       2


o    IMPROVE CORPORATE GOVERNANCE

     Add Dale Hanson to Board -- Hanson, former CEO of the California Public Employees' Retirement System (CalPERS), is Brooke's tenth Board nominee. RJR added a tenth director after Brooke filed its preliminary proxy slate and Brooke had notified RJR that it would nominate another director as soon as it identified a tenth candidate, which Brooke did today.

     Restrictions on Affiliate Transactions -- Any extraordinary corporate transaction worth more than $2 million per year between RJR (and subsidiaries) and Brooke Group (and affiliates) will require approval by a special committee of independent directors and by shareholders.

     No Management Entrenchment -- Brooke's nominees will not install a staggered Board of Directors and will not implement a "poison pill" rights plan.

     Confidential Voting -- Brooke's nominees will amend RJR's bylaws to adopt a confidential voting procedure for all future matters to be acted upon by shareholders.

     Terminate Directors Retirement Plan -- Brooke's nominees will terminate the Retirement Plan for future RJR directors. The current plan grants non-employee directors $60,000 per year for up to 15 years after retirement.

     "This powerful platform should prove once and for all that a vote for Brooke is a vote for real economics, strong new management for RJR's undervalued tobacco business and ironclad shareholder protections," said Bennett S. LeBow, chairman and CEO of Brooke Group. "Ron Fulford is a world-class tobacco manager and Dale Hanson is one of the foremost experts in corporate governance. Their capabilities, coupled with an immediate spinoff of Nabisco and higher dividends, should benefit RJR and create substantial value for all shareholders."

     Ronald S. Fulford, 61, has been executive chairman of Imperial Tobacco since 1987 and is a senior associate director of Hanson PLC. He has led an extraordinary turnaround at Imperial Tobacco. Operating profit rose from (pound)127 million in fiscal 1987 to (pound)348 million ($537 million) in fiscal 1995, while profit per employee rose 10-fold. He stopped a long-term slide in market share, and since 1990 has increased share so that Imperial is now challenging the market leader. He previously was chief executive of three other Hanson companies: London Brick (1985-1987), British Ever Ready UK & South Africa (1982-1987), and United Gas Industries UK & Europe (1980-1983). He began his career at Plessey PLC, where he spent 16 years in trouble shooting controllership roles. He has a degree from the Chartered Institute of Management Accountants.

                                    - more -


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                                       3


     Dale M. Hanson, 53, is the chief executive of American Partners Capital Group, a provider of financial products and services to institutional investors. From 1987 until 1994, he was chief executive of CalPERS, the largest public employee retirement system in the U.S. and third largest pension system in the world. In 1994, CalPERS had 1.1 million members and assets of more than $82 billion. Hanson, who is widely known as a leader of the shareholder rights movement sweeping corporate America, currently sits on the Advisory Board of Directorship, a leading consulting firm focusing on issues of corporate governance. Hanson is also a member of the Board of ICN Pharmaceuticals (NYSE:
ICN), the University of California-Davis Medical School Board of Visitors and the California State University-Sacramento Trust Foundation.

     Dale Hanson joins nine previously announced Brooke Group nominees to the RJR Board:

o Arnold I. Burns, 65, a Senior Partner at Proskauer Rose Goetz & Mendelsohn and former Deputy Attorney General at the United States Department of Justice.

o Rouben V. Chakalian, 59, President and Chief Executive Officer of Liggett Group Inc., and former Executive Vice President of R.J. Reynolds Tobacco International.

o Robert L. Frome, 55, Senior Partner in Olshan Grundman Frome & Rosenzweig, a New York law firm specializing in corporate and securities law.

o Richard J. Lampen, 42, Executive Vice President and General Counsel of New Valley Corporation, who was formerly a Partner in the Miami law firm Steel Hector & Davis and a Managing Director at Salomon Brothers.

o    Bennett S. LeBow, 57, Chairman and Chief Executive Officer of Brooke Group.

o Barry W. Ridings, 43, Managing Director of the investment bank Alex. Brown & Sons.

o William H. Starbuck, 61, ITT Professor of Creative Management in the Stern School of Business at New York University.

o Peter Strauss, 63, independent consultant in the tobacco and confectionery industries, and former Senior Vice President of The American Tobacco Company.

o Frederick W. Zuckerman, 61, former Vice President and Treasurer of IBM, Senior Vice President and Treasurer of RJR Nabisco, and Vice President and Treasurer of Chrysler.

                                    - more -

     Brooke announced yesterday that, based on a preliminary count, it has won its consent solicitation to immediately spin off Nabisco and to restore the previous right of shareholders to call special meetings. Brooke delivered to RJR Nabisco consents from 141,749,362 shares, or 50.4% of the 281,206,935 total votes of all shares outstanding, in support of its immediate spinoff proposal. Brooke delivered consents from 151,249,457 shares, or 53.8% of the total votes of all shares outstanding, in support of its special meeting proposal.

     In its SEC filing, Brooke said it intends to terminate its proxy solicitation if the current RJR Nabisco Board commits to an immediate spinoff of Nabisco to RJR shareholders.

     Brooke Group is a holding company which controls Liggett Group, tobacco and real estate operations in the former Soviet Union and has a substantial equity interest in New Valley Corp.

     CERTAIN ADDITIONAL INFORMATION: Brooke Group Ltd. ("Brooke Group") will be soliciting proxies for the proposals set forth in its Preliminary Proxy Statement currently on file with the Securities and Exchange Commission. The following persons may be deemed to be participants in the solicitation by Brooke
Group: Brooke Group, BGLS Inc. ("BGLS"), Liggett Group Inc. ("Liggett"), Bennett
S. LeBow, Andrew E. Balog, Marc N. Bell, Robert J. Eide, Karen Eisenbud, Ronald Fulford, High River Limited Partnership, Carl C. Icahn, J. Bryant Kirkland, III, Richard J. Lampen, Seth Lemler, Howard M. Lorber, Robert M. Lundgren, Jeffrey S. Podell, Jorden Podell, Gerald E. Sauter, Michael Wainstein, Arnold I. Burns, Rouben V. Chakalian, Robert L. Frome, Dale M. Hanson, Barry W. Ridings, William
H. Starbuck, Peter Strauss and Frederick W. Zuckerman. Brooke Group beneficially owns, directly, 200 shares of RJR Nabisco Common Stock. Brooke Group beneficially owns 100% of the outstanding capital stock of BGLS, which beneficially owns 100% of outstanding capital stock of Liggett. Liggett beneficially owns, directly, 200 shares of RJR Nabisco Common Stock and 1,000 shares of Class A Common Stock of Nabisco Holdings Corp. In addition, BGLS directly and indirectly owns 618,326 Class A Senior Preferred Shares, 250,885 Class B Preferred Shares and 79,794,229 Common Shares, or approximately 56% of the outstanding Class A Senior Preferred Shares, 9% of the Class B Preferred Shares and 42% of the Common Shares, of New Valley Corporation, which owns all of the outstanding capital stock of ALKI Corp., which beneficially owns, directly, 4,892,550 shares of RJR Nabisco Common Stock, or approximately 1.8% of the outstanding RJR Nabisco Common Stock. Bennett S. LeBow, who is the Chairman of the Board, President and Chief Executive Officer of Brooke Group, BGLS and ALKI, may be deemed to be the beneficial owner of 10,521,208 shares of common stock of Brooke Group, or approximately 56.8% of Brooke Group's outstanding common stock. Mr. Lampen currently beneficially owns, directly, 2,000 shares of RJR Nabisco Common Stock. Dr. Starbuck currently beneficially owns, directly, 1,000 shares of RJR Nabisco Common Stock. Mr. Strauss currently beneficially owns, directly, 400 shares of RJR Nabisco Common Stock. To the best of Brooke Group's knowledge, none of the other persons who may be deemed participants currently own any shares of RJR Nabisco stock.

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